Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this S-1 filing of Visualant, Inc. filed on August 16, 2013, of our report dated November 29, 2011 relating to the financial statements of Visualant, Inc., as of September 30, 2011, and the related statements of operations, stockholders’ equity, and cash flows for the year then ended, and to the reference of being experts in auditing and accounting.

/s/ Madsen & Associates CPA’s, Inc.

Murray, Utah
October 4, 2013